UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2011

EURO SOLAR PARKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-1478176	26-3866816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Route 17 South, Suite 23 Upper Saddle River, N.J.	07458
(Address of Principal Executive Offices)	(Zip Code)

1-201-377-0477

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The registrant, Euro Solar Parks, Inc., executed a letter of intent on December 2, 2011 to acquire E3 Hus AB, a Swedish-based manufacturer of prefabricated building modules for environmentally friendly homes and commercial structures. The acquisition will be structured as a stock-for-stock transaction, whereby approximately 13.3 million shares will be issued to the shareholders of E3 Hus at a value of Euro 2,000,000. The number of shares issued to 3E Hus will be subject to market adjustment at the time of closing. Upon closing, E3 Hus will become a wholly-owned subsidiary of the Company.

The transaction is subject to a due diligence period and a working capital investment by Euro Solar Parks into E3 Hus at closing of Euro 1,000,000, in order to finance E3 Hus’ continued growth plans. In the event Euro Solar cannot provide the Euro 1,000,000, the transaction will not close. The parties agreed to execute a definitive agreement on or before March 31, 2011.

There is no material relationship between the registrant or its affiliates and E3 Hus AB other than in respect of the letter of intent described above.

A copy of the press release pertaining to the letter of intent is attached as an exhibit.

Item 9.01 Financial Statements and Exhibits

Exhibit 99 - Press Release dated December 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

EURO SOLAR PARKS, INC.

Dated: December 12, 2011	By: /s/ Steven Huynh
Steven Huynh
Chief Executive Officer

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